EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-231426, 333-92893, 333-129220 and 333-161351, on Forms S-8 of IKONICS Corporation, of our report dated March 3, 2021, relating to the financial statements, appearing in this Annual Report on Form 10-K of IKONICS Corporation for the year ended December 31, 2020.

/s/ RSM US LLP

Minneapolis, Minnesota
March 3, 2021